Exhibit 99.1
SWISHER HYGIENE ANNOUNCES RESULTS FOR THE THREE AND SIX-MONTH
PERIODS ENDED JUNE 30, 2011
241% Increase in Revenue; 22% Organic Growth Rate Compared to Prior-Year Period
Company Raises Current Year Revenue Outlook
CHARLOTTE, NC – August 15, 2011 – Swisher Hygiene Inc. (“Swisher Hygiene”) (NASDAQ: SWSH, TSX: SWI), a leading provider of essential hygiene and sanitation products and services, today announced results for the three and six-month periods ended June 30, 2011. All amounts in this news release are in United States dollars.
Second Quarter 2011 Highlights and Subsequent Events
•	Total revenue for the three months ended June 30, 2011 increased by 241% to $51.7 million compared to $15.2 million for the same period in 2010, led by a 227% increase in product revenue and a 406% increase in service revenue. Excluding the impact of acquisitions, organic revenue for the quarter increased 22% from the same period in 2010.

•	Total revenue for the second quarter 2011 was up 89% sequentially from the first quarter of 2011, and up 192% from the fourth quarter of 2010.

•	Adjusted EBITDA was $3.0 million in the second quarter of 2011 versus an Adjusted EBITDA loss of $0.3 million for the prior-year period and compared to an Adjusted EBITDA loss of $1.0 million for the first quarter of 2011.

•	Adjusted EBITDA margins in the second quarter of 2011 were 5.8%, compared to Adjusted EBITDA margins of -3.5% in the first quarter of 2011, -17.1% in the fourth quarter of 2010 and -2.2% in the prior-year period.

•	Raised revenue outlook for full year 2011 to $220 million, with annualized Run-Rate Revenue now in excess of $280 million.

•	Closed on $76 million of additional equity capital in a private placement — the final tranche of a total of $191 million of equity raised in private placements, net of issuance costs, during the first half of 2011. As of June 30, 2011, Swisher Hygiene had over $112 million in cash on its balance sheet.

•	Since March 31, 2011, Swisher Hygiene has completed 27 acquisitions, including 23 chemical, linen and waste companies and four franchises.

•	In July 2011, acquired Sanolite Corporation, the leading independent hygiene and chemical provider in the Northeast. Along with the previous acquisitions of ProClean of Arizona, Inc. and Mt. Hood Solutions, the transaction completed Swisher Hygiene’s transition to a regional operating structure.

•	In July 2011, in connection with the implementation of the regional operating structure, initiated approximately $5 million in cost and expense reductions that will be fully implemented in the third quarter, as well as regional chemical manufacturing initiatives that are expected to generate a 200 basis point sequential reduction in chemical cost of sales over the next four quarters.

•	In August 2011, completed equipment and other financing agreements that will provide Swisher Hygiene with up to $62.5 million of additional available capital.

“The second quarter of 2011 was more indicative of the revenue growth that we expect through our strategy of rapid expansion, and we were very pleased to report $3 million in positive Adjusted EBITDA, which is further evidence that we are moving in the right direction toward profitability,” said Steven R. Berrard, Chief Executive Officer of Swisher Hygiene. “We have consistently grown our Adjusted EBITDA margins to 5.8% in the second quarter of 2011 from negative 17.1% in the fourth quarter of 2010. We have generated triple-digit revenue growth from the prior-year period, and an 89% sequential improvement in revenue from the first quarter of 2011. Importantly, our revenue growth was not just from acquisitions — we generated organic revenue growth of 22%, evidence that our cross-selling and new account initiatives are beginning to pay dividends. We completed 18 additional acquisitions during the quarter, which positions us for further rapid growth, and we were able to do so while still maintaining a cash balance of $112 million and retaining a significant amount of flexibility on our $100 million line of credit. We are very well positioned from a liquidity perspective in the second half of the year to not only continue our pace of acquisitions in key markets, but also to round out and supplement our service offering in markets where we already retain a significant presence, via tuck-in acquisitions that should provide for margin improvement at minimal cost.”
Mr. Berrard continued, “In July, we completed our transition to a regional operating structure with the acquisition of Sanolite Corporation. The new structure allows for more efficient distribution of products in each region, thereby lowering product costs and providing for better customer service. In addition, with the consolidation of routes and operations into a regional structure, we have eliminated redundant administrative and other operating costs as well as more precisely targeted our selling effort toward both new and existing customers. As a result of the transition to this new structure last month and via additional acquisition synergies, we are eliminating approximately $5 million of costs and expenses, a majority of which are already complete. In addition, we are realizing product cost savings that we believe will reduce our chemical cost of sales by 200 basis points within a year. Ultimately, we expect our new operating structure will curtail costs and lead to significant margin expansion in the short and long term.”
Second Quarter 2011 Results
For the three months ended June 30, 2011, Swisher Hygiene reported total revenue of $51.7 million, a 241% increase from $15.2 million in the prior-year period and an 89% sequential increase from the first quarter of 2011. The increase was due to a 227% increase in product revenue, primarily due to the acquisitions made since August 2010 of 12 franchisees and 38 independent chemical, linen and waste companies, as well as a 406% increase in service revenue, largely attributable to the March 2011 acquisition of Choice Environmental Services, Inc. as well as increased chemical revenue. Excluding the impact of acquisitions, organic revenue increased 22% from the same period of the prior year.
Total costs and expenses for the three months ended June 30, 2011 increased by 254% to $58.6 million, compared to $16.6 million in the same prior-year period. Excluding acquisition and merger-related costs of $2.8 million, total costs and expenses increased 236% compared to the prior-year period.
Excluding the impact of acquisitions, for the three months ended June 30, 2011, March 31, 2011, and June 30 2010, respectively:

	Q2 2011	Q1 2011	Q2 2010
Cost of sales as a % of revenue	34.0%	38.3%	35.7%
Route expense as % of revenue	23.1%	24.2%	24.4%
SG&A as a % of revenue	59.4%	61.7%	45.3%

The increase in costs and expenses is in part the result of acquisitions and the period’s higher revenue volume which were partially offset by (i) a favorable change in Swisher Hygiene’s revenue mix from higher cost of sale franchise products to lower cost of sale chemical products, as well as (ii) the ability to leverage Swisher Hygiene’s existing infrastructure more efficiently over a larger revenue base. These numbers do not reflect the impact of the cost savings initiatives implemented in July.
Net loss for the three months ended June 30, 2011 was $7.1 million, compared to a net loss of $1.8 million in the prior-year period. Excluding acquisition and merger-related costs of $2.8 million in the second quarter of 2011, net loss for the three months ended June 30, 2011 was $5.3 million.
Adjusted EBITDA for the three months ended June 30, 2011 was $3.0 million, compared to an Adjusted EBITDA loss of $0.3 million in the prior-year period. For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.
Six Month 2011 Results
For the six months ended June 30, 2011, Swisher Hygiene reported total revenue of $79.1 million, a 165% increase from $29.9 million in the prior-year period. The increase was primarily due to a 159% increase in product revenue, primarily due to acquisitions made since August 2010 of 12 franchisees and 38 independent chemical, linen and waste companies, as well as a 274% increase in service revenue, largely attributable to the March 2011 acquisition of Choice Environmental Services, Inc., as well as increased chemical revenue. Excluding the impact of acquisitions, organic revenue increased 17% from the prior-year period.
Total costs and expenses for the six months ended June 30, 2011 increased by 181% to $91.7 million, compared to $32.6 million in the prior-year period. Excluding acquisition and merger-related costs of $4.1 million, total costs and expenses increased 169% compared to the prior-year period.
Excluding the impact of acquisitions, for the six months ended June 30, 2011 and 2010, respectively:

	1H 2011	1H 2010
Cost of sales as a % of revenue	35.0%	36.0%
Route expense as % of revenue	22.9%	24.8%
SG&A as a % of revenue	58.8%	44.7%
The increase in costs and expenses is in part the result of acquisitions and the period’s higher revenue volume which were partially offset by (i) a favorable change in Swisher Hygiene’s revenue mix from higher cost of sale franchise products to lower cost of sale chemical products, as well as (ii) the ability to leverage Swisher Hygiene’s existing infrastructure more efficiently over a larger revenue base. These numbers do not reflect the impact of the cost savings initiatives implemented in July.
Net loss for the six months ended June 30, 2011 was $10.3 million, compared to a net loss of $3.4 million in the prior-year period. Excluding acquisition and merger-related costs of $4.1 million in the six months ended June 30, 2011, net loss was $7.5 million.

Adjusted EBITDA for the six months ended June 30, 2011 was $2.0 million, compared to an adjusted EBITDA loss of $0.6 million in the prior-year period. For a reconciliation of non-GAAP to GAAP measures, please review the disclosures and table included with this release.
Subsequent Events
In August 2011, Swisher Hygiene entered into agreements to provide borrowings of up to $37.5 million that would be collateralized by the Waste segment’s vehicles and containers and Swisher Hygiene’s technology and related equipment. In connection with these financing agreements, Swisher Hygiene entered into an amendment that modifies the covenants contained in its credit facility, including an increase in permitted indebtedness to $40.0 million. In addition, Swisher Hygiene obtained additional financing of up to $25 million for new and replacement vehicles for its fleet.
Subsequent to June 30, 2011, Swisher Hygiene acquired one franchise and eight chemical and linen companies.
2011 Revenue Outlook
Swisher Hygiene is raising its revenue outlook for 2011 from $200 million to $220 million, with current annualized Run-Rate Revenue now in excess of $280 million. Run-Rate Revenue is defined as August 2011 estimated annualized revenue and includes both acquisition and organic growth that have been added since June 30, 2011.
Conference Call Information
Swisher Hygiene will host a conference call and live webcast to discuss the results later today at 5:00 PM Eastern time. The conference call can be accessed live over the phone by dialing 877-870-9226 or for international callers by dialing 1-973-890-8320; please dial-in 10 minutes before the start of the call. A replay will be available two hours after the call and can be accessed by dialing 855-859-2056 or for international callers by dialing 1-404-537-3406; the conference ID is 89193764. The replay will be available until Monday, August 22, 2011.
In order to access the live webcast, please go to the Investors section of Swisher Hygiene’s website at http://www.swisherhygiene.com and click on the webcast link that will be made available. A replay will be available shortly after the original webcast.
A supplemental slide presentation will be available on the Investors section of Swisher Hygiene’s website shortly before the conference call and live webcast begins.

Non-GAAP Financial Measures
This press release and the attached financial tables contain certain Non-GAAP financial measures. In addition to net income determined in accordance with GAAP, we use certain non-GAAP measures, such as “Adjusted EBITDA”, in assessing our operating performance. We believe this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business.
We define Adjusted EBITDA as net loss excluding the impact of income taxes, depreciation and amortization expense, interest expense and income, gains on foreign currency, unrealized loss, net, stock-based compensation expense, and costs directly related to merger and acquisitions.
We present Adjusted EBITDA because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of our results. Management uses this non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and gives a better indication of our core operating performance. We include this non-GAAP financial measure in our earnings announcement in order to provide transparency to our investors and enable investors to better compare our operating performance with the operating performance of our competitors. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, revenue, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Additionally, our definition of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
Under SEC rules, we are required to provide a reconciliation of non-GAAP measures to the most directly comparable GAAP measures. Accordingly, the following is a reconciliation of Adjusted EBITDA to our net losses for the three and six-month periods ended June 30, 2011 and 2010:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net loss	$(7,127,159)	$(1,769,638)	$(10,341,737)	$(3,365,077)
Income tax benefit	(3,513,071)	—	(8,222,864)	—
Depreciation and amortization expense	6,084,424	1,083,908	8,792,376	2,126,739
Interest expense, net	265,774	354,474	543,196	645,738
Gains on foreign currency	(128,064)	—	(163,467)	—
Unrealized loss, net	3,554,900	—	5,586,000	—
Stock based compensation	1,097,597	—	1,762,439	—
Acquisition and merger expenses	2,775,258	—	4,091,236	—

Adjusted EBITDA	$3,009,659	$(331,256)	$2,047,179	$(592,600)

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION
All statements, other than statements of historical fact, contained in this news release, including any information as to the future financial or operating performance of Swisher Hygiene, constitute “forward-looking information” or “forward-looking statements” within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this news release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” or “believes,” or similar words or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur,” and similar expressions identify forward-looking statements.
Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Swisher Hygiene as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The estimates and assumptions of Swisher Hygiene contained in this news release, which may prove to be incorrect, include but are not limited to, the various assumptions set forth herein as well as the accuracy of management’s assessment of the effects of the successful completion and integration of the acquisitions. All of these assumptions have been derived from information currently available to Swisher Hygiene including information obtained by Swisher Hygiene from third-party sources. These assumptions may prove to be incorrect in whole or in part. All of the forward-looking statements made in this news release are qualified by the above cautionary statements and those made in the “Risk Factors” section of Swisher Hygiene’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and most recent registration statement on Form S-1 filed with the Securities and Exchange Commission, available on www.sec.gov, and with Canadian securities regulators available on Swisher Hygiene’s SEDAR profile at www.sedar.com, and Swisher Hygiene’s other filings with the Securities and Exchange Commission and with Canadian securities regulators available on Swisher Hygiene’s SEDAR profile at www.sedar.com. The forward-looking information set forth in this news release is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information.
Swisher Hygiene disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.
Swisher Hygiene Inc. is a NASDAQ and TSX listed company that provides essential hygiene and sanitation solutions to customers throughout much of North America and internationally through its global network of company-owned operations, franchises and master licensees operating in countries across Europe and Asia. These essential solutions include cleaning and sanitizing chemicals, foodservice and laundry products, restroom hygiene programs and a full range of related products and services. The company’s most recent program enhancement is its introduction of solid waste management services to commercial and residential customers in selected markets. Together, this broad set of offerings is designed to promote superior cleanliness and sanitation in all commercial environments from door to dumpster, enhancing the safety, satisfaction and well-being of employees and patrons. Swisher Hygiene’s customers include a wide range of commercial enterprises, with a particular emphasis on the foodservice, hospitality, retail, industrial and healthcare industries.
For Further Information, Please Contact:
Swisher Hygiene Inc.
Investor Contact:
Amy Simpson
Phone: (704) 602-7116
Garrett Edson, ICR
Phone: (203) 682-8331
Media Contact:
Alecia Pulman, ICR
Phone: (203) 682-8224

SWISHER HYGIENE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue
Product	$27,976,912	$8,546,972	$43,403,734	$16,711,000
Service	22,662,566	4,478,028	33,121,018	8,856,573
Franchise	1,036,597	2,138,556	2,547,626	4,324,918

Total revenue	51,676,075	15,163,556	79,072,378	29,892,491

Costs and expenses
Cost of sales	17,714,630	5,453,562	27,298,315	10,762,510
Route expenses	13,158,313	3,174,055	20,273,384	6,348,231
Selling, general, and administrative	18,891,070	6,867,195	31,215,939	13,374,350
Acquisition and merger expenses	2,775,258	—	4,091,236	—
Depreciation and amortization	6,084,424	1,083,908	8,792,376	2,126,739

Total costs and expenses	58,623,695	16,578,720	91,671,250	32,611,830

Loss from operations	(6,947,620)	(1,415,164)	(12,598,872)	(2,719,339)

Other expense, net	(3,692,610)	(354,474)	(5,965,729)	(645,738)

Net loss before income taxes	(10,640,230)	(1,769,638)	(18,564,601)	(3,365,077)

Income tax benefit	3,513,071	—	8,222,864	—

Net loss	$(7,127,159)	$(1,769,638)	$(10,341,737)	$(3,365,077)

Loss per share
Basic and diluted	$(0.04)	$(0.03)	$(0.07)	$(0.06)

Weighted-average common shares used in the computation of loss per share
Basic and diluted	164,972,640	57,894,852	144,097,478	57,862,241

SWISHER HYGIENE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	Balance at
	June 30,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$112,434,487	$38,931,738
Restricted cash	—	5,193,333
Accounts receivable (net of allowance for doubtful accounts of $544,505 at June 30, 2011 and $334,156 at December 31, 2010)	23,985,659	7,068,629
Inventory	10,848,743	2,968,076
Other assets	2,327,617	894,719

Total current assets	149,596,506	55,056,495

Property and equipment, net	58,516,544	11,324,055
Goodwill	139,637,334	29,660,309
Other intangibles, net	74,377,697	7,668,805
Other noncurrent assets	4,709,763	2,524,598

	$426,837,844	$106,234,262

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses, and other current liabilities	$26,798,352	$9,335,932
Short term obligations	9,349,722	13,378,710
Advances from shareholder	2,000,000	2,000,000

Total current liabilities	38,148,074	24,714,642

Long term obligations	31,171,918	31,028,992
Deferred income tax liabilities	6,273,702	1,700,000
Other long term liabilities	4,020,508	2,763,051

Total noncurrent liabilities	41,466,128	35,492,043

Commitments and contingencies

Equity
Swisher Hygiene Inc. stockholders’ equity
Common stock, par value $0.001, authorized 400,000,000 shares; 172,559,865 and 114,015,063 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	172,559	114,015
Additional paid-in capital	366,360,979	54,725,897
Accumulated deficit	(19,338,496)	(8,996,759)
Accumulated other comprehensive income	28,600	73,985

Total Swisher Hygiene Inc. stockholders’ equity	347,223,642	45,917,138
Non-controlling interest	—	110,439

Total equity	347,223,642	46,027,577

	$426,837,844	$106,234,262